Exhibit 99.1
News Release
NETGEAR® to Acquire Infrant Technologies
RAID-based NAS Products for SMB, SOHO and Home to Expand NETGEAR’s Storage Solutions
SANTA CLARA, Calif. — May 3, 2007 — NETGEAR, Inc. (NASDAQGM: NTGR), a worldwide provider of technologically advanced, branded networking products, today announced the execution of a definitive agreement to acquire privately-held Infrant Technologies, Inc.
Founded in March 2001 and based in Fremont, California, Infrant is dedicated to bringing enterprise-level storage technology to small businesses and professional home users at affordable prices. Its ReadyNAS™ family of network attached storage (NAS) products implements redundant array of independent disks (RAID) data protection, enabling users to store and protect critical data easily, efficiently and intelligently. The ReadyNAS lineup is powered by Infrant’s proprietary network storage processor, Linux-based RAIDiator™ operating system and patent-pending Expandable Protection (X-RAID™) technology, which allows for automatic RAID volume expansion as additional drives are added.
Under the terms of the agreement, NETGEAR will pay $60 million in cash for Infrant. Infrant shareholders may receive a total additional payout of up to $20 million in cash over the three years following closure of the acquisition if specific revenue targets are reached. The acquisition is subject to various standard closing conditions and is expected to close in the second quarter. Following completion of the transaction, Infrant’s President and Chief Executive Officer Paul Tien will become NETGEAR’s Vice President and General Manager for storage products.
“This acquisition fits NETGEAR’s strategy of expanding its product portfolio, strengthening its global brand presence and adding on proven management talent to further grow our business,” said Patrick Lo, Chairman and CEO of NETGEAR. “Infrant’s offerings complement NETGEAR’s current Storage Central offering, which is based on Zetera Corporation’s micro SAN (Storage Area Network) technology, and accelerates NETGEAR’s participation in the expanding market for networked attached storage. The ReadyNAS portfolio also complements NETGEAR’s digital home entertainment products, including the EVA8000 Digital Entertainer HD which streams digital content from the PC, the Internet and NAS storage devices to the TV. We also believe we will be able to leverage NETGEAR’s leading brand name, domestic and international supply chain relationships and distributor base to expand distribution for Infrant’s existing product offerings worldwide.”
Mr. Lo continued, “As people continue to invest in creating, sharing and securely saving digital content, we expect the demand for network attached storage will continue to grow. Infrant’s ReadyNAS product family has consistently received industry acclaim, including a 2006 ‘Product of the Year’ award by Small Business Technology Magazine and a 2006 PC Magazine ‘Editor’s Choice’ award. Together with our existing SC101 Storage Central SAN products, this acquisition of Infrant allows NETGEAR to offer a full lineup of secure, feature-rich, scalable and cost-effective storage solutions for our target small business, professional and home customers.”
Under the terms of the transaction, NETGEAR is acquiring Infrant’s 34 full-time employees, including 21 engineering professionals, its pending patents, proprietary technologies, current products and products in development. The current Infrant product line up includes the ReadyNAS NV+, a four-bay desktop device, and the ReadyNAS 1100, a four-bay rack-mountable chassis system, and there is a full pipeline of products for the next 12 months. The addition of Infrant’s seasoned team forms a dedicated, world-class group focused on hardware, software and technology for storage devices.
Infrant was represented by its financial advisor, Susquehanna Financial Group, LLLP, a subsidiary of Susquehanna International Group, LLP (SIG).
About Infrant Technologies, Inc.
Infrant Technologies is dedicated to bringing enterprise-level storage technology to the masses at affordable prices. The company offers a host of network attached storage (NAS) products and technologies, including the award-winning ReadyNAS™ product family, for small business, professional and home customers. For more information about Infrant Technologies, visit www.infrant.com.
About NETGEAR, Inc.
NETGEAR (NASDAQGM: NTGR) designs technologically advanced, branded networking products that address the specific needs of small and medium business and home users. NETGEAR’s product offerings enable users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the company’s Web site at www.netgear.com or call (408) 907-8000.
© 2007 NETGEAR, Inc. NETGEAR and the NETGEAR Logo are trademarks or registered trademarks of NETGEAR, Inc. in the United States and/or other countries. ReadyNAS, RAIDiator, and X-RAID are trademarks or registered trademarks of Infrant Technologies, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the anticipated acquisition of Infrant Technologies, Inc. and the timing of such transaction, the contribution of Infrant’s products, technology and engineering team to NETGEAR’s future business, and the expected performance characteristics, specifications, market acceptance, market growth, specific uses, user feedback and market position of NETGEAR’s products and technology are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: the closing of the acquisition of Infrant Technologies, Inc. depends upon the satisfaction of a number of closing conditions which may not be met, NETGEAR may not be successful in integrating Infrant’s products, technology and engineering team, the actual price, performance and ease of use of Infrant’s products may not met the price, performance and ease of use requirements of customers, product performance may be adversely affected by real world operating conditions, new viruses or Internet threats may develop that challenge the effectiveness of security features in NETGEAR’s products, the ability of NETGEAR to market and sell its products and technology, the impact and pricing of competing products and the introduction of alternative technological solutions. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Part I — Item 1A. Risk Factors”, pages 10 through 20, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on March 1, 2007. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:

Doug Hagan	David Pasquale
Director, Corporate Marketing	Executive Vice President, Investor Relations
NETGEAR, Inc.	The Ruth Group
(408) 907-8053	(646) 536-7006
doug.hagan@netgear.com	dpasquale@theruthgroup.com
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